EXHIBIT 5.1

 July 29, 2009

NorthWestern Corporation

3010 W. 69th St.

Sioux Falls, South Dakota 57108

Re: NorthWestern Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel to NorthWestern Corporation, a Delaware corporation (the “Issuer”), in connection with the Issuer’s registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offer by the Issuer to exchange up to $250,000,000 aggregate principal amount of 6.34% First Mortgage Bonds due 2019 (the “New Bonds”) for the Issuer’s outstanding unregistered 6.34% First Mortgage Bonds due 2019 (the “Original Bonds”).

In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of the Issuer as we have deemed necessary to form a basis for the opinion hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures and the authority of all persons or entities signing all documents examined by us, and (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as certified, conformed or photostatic copies.

With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Issuer.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, when the New Bonds have been duly authenticated by The Bank of New York Mellon in its capacity as Trustee, and duly executed and delivered on behalf of the Issuer in exchange for the Original Bonds as contemplated by the Registration Statement, the New Bonds will be legally issued and will constitute binding obligations of the Issuer, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium and other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

The undersigned is admitted to practice in the State of New York and we opine herein only as to the effect of the laws, statutes, rules and regulations of the State of New York, the corporate laws of the State of Delaware and the laws, statutes, rules and regulations of the United States of America on the subject transaction, without regard to choice of law rules. We do not opine on and we assume no responsibility as to the applicability of or the effect on any of the matters covered herein of the laws of any other jurisdiction.

We hereby consent to being named as counsel to the Issuer in the Registration Statement, to the references therein to our firm under the caption “Legal Matters,” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

LEONARD, STREET AND DEINARD

/s/ Mark S. Weitz